Exhibit 4.5

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of FREYR Battery, Inc.’s (“FREYR Delaware,” the “Company” or “our”) Common Stock and Warrants and is not intended to be a complete summary of the rights and preferences of our Common Stock or Warrants. FREYR Battery Inc.’s Amended and Restated Certificate of Incorporation and Bylaws as of December 31, 2023 are included as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. Read the applicable provisions of Delaware law and the Amended and Restated Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of FREYR Battery Inc.’s Common Stock and Warrants. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

Authorized Share Capital

FREYR Delaware’s authorized capital stock after completion of the Merger consists of (i) three hundred and fifty-five million (355,000,000) shares of Common Stock, par value $0.01 per share, and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding. Upon completion of the Merger, there were 139,705,234 shares of Common Stock issued and outstanding. All outstanding shares of Common Stock were fully paid and non-assessable. This means the full purchase price for the outstanding Common Stock were paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional Common Stock that FREYR Delaware may issue in the future will also be fully paid and non-assessable.

Dividends. Subject to prior dividend rights of the holders of any preferred stock and any other class or series of shares having a preference as to dividends over Common Stock, holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the FREYR Delaware board, out of funds legally available for that purpose.

Voting Rights. Each outstanding share of Common Stock is entitled to one vote per share on each matter to be voted on by the holders of Common Stock. The holders of Common Stock are not entitled to cumulative voting of their shares in elections of directors.

Other Rights. In the event of any liquidation, dissolution or winding up (either voluntary of involuntary) of FREYR Delaware, the holders of Common Stock will be entitled to receive the assets and funds of FREYR Delaware available for distribution in proportion to the number of shares held by them, respectively, without regard to class, after payments to creditors and subject to any related preferential rights of any holders of any preferred stock of FREYR Delaware that at the time may be outstanding.

Preferred Stock

FREYR Delaware’s Amended and Restated Certificate of Incorporation will expressly authorize FREYR Delaware’s board of directors to provide for the issuance of all or any preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of FREYR Delaware; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of FREYR Delaware at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The issuance of preferred stock may have the effect of diluting the earnings per share and book value per share of

Common Stock. In addition, the FREYR Delaware board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

There are no current agreements or understandings with respect to the issuance of preferred stock and no present intention to issue any shares of preferred stock.

Registration Rights

On July 7, 2021, FREYR Lux, FREYR Legacy, certain shareholders of FREYR Legacy as set forth in the BCA (the “Major Shareholders”), and Alussa Energy Sponsor LLC, a Delaware limited liability company (the “Purchaser Representative” or the “Sponsor”) entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which FREYR agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain FREYR Lux Ordinary Shares and other equity securities of FREYR Lux that are held by the parties thereto from time to time. Under the terms of the Registration Rights Agreement, the Purchaser Representative and the Major Shareholders and ATS AS in ITS capacity as representative for the Major Shareholders can demand that FREYR Lux register registrable securities under certain circumstances and have piggyback registration rights for these securities in connection with certain registrations of securities that FREYR Lux undertakes.

As a result of the redomiciliation and in accordance with Luxembourg law governing the terms of the Merger, FREYR Delaware, as the absorbing company, was subrogated to all rights and obligations of FREYR Lux towards third parties, including those under the Registration Rights Agreement, and FREYR Delaware will continue, as of the Effective Time, to perform the obligations of FREYR Lux under any agreements to which the latter is a party.

Certain Anti-Takeover Measures

Certain provisions of the FREYR Delaware governing documents and the Delaware General Corporation Law (the “DGCL”) could have the effect of delaying, deferring or discouraging another party from acquiring FREYR Delaware. These provisions encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the FREYR Delaware board rather than pursue non-negotiated takeover attempts. These provisions include the below summarized items.

DGCL Section 203

FREYR Delaware will be subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which such person becomes an interested stockholder, unless:

•prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting share of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested stockholder) those shares owned:

◦by persons who are directors and also officers; and

◦employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting shares which is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting shares of FREYR Delaware and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Powers

The FREYR Delaware Amended and Restated Bylaws provide that any director or the entire board may be removed from office at any time, but only for cause (as such term is defined in the Amended and Restated Certificate of Incorporation), and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of FREYR Delaware entitled to vote in the election of directors. Any director serving on a committee of the board may be removed from such committee at any time by the board. The FREYR Delaware board has the power to fix the number of directors by resolution, subject to the requirements of FREYR Delaware’s governing documents that the FREYR Delaware board be not fewer than five (5) nor more than twelve (12). Vacancies on the board or any committee resulting from the death, resignation, retirement, disqualification or removal of a director, or from an increase in the number of directors constituting the board or such committee, may be filled only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and the directors chosen in this manner, in the case of the board, will hold office until the next annual election and until a successor is duly elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal and, in the case of any committee of the board, will hold office until a successor is dully appointed by the board or until his earlier death, resignation, retirement, disqualification or removal.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The FREYR Delaware Amended and Restated Bylaws provide that in order for a stockholder to propose business at an annual meeting of stockholders, a stockholder’s notice must be delivered to the secretary at the principal executive offices of FREYR Delaware no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting of stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting of stockholders is less than a hundred (100) days prior to the date of such annual meeting of stockholders, the tenth (10th) day following the day on which public announcement of the date of such annual meeting of stockholders is first made by FREYR Delaware.

The FREYR Delaware Amended and Restated Bylaws further provide that in order for a stockholder to make a nomination at an annual meeting of stockholders, a stockholder’s notice must be delivered to the secretary at the principal executive offices of FREYR Delaware (a) in the case of an annual meeting of stockholders, no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting of stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting of stockholders is less than a hundred (100) days prior to the date of such annual meeting of stockholders, the tenth (10th) day following the day on which public announcement of the date of such annual meeting of stockholders is first made by FREYR Delaware; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting of stockholders was mailed or public disclosure of the date of the special meeting of stockholders was made, whichever first occurs.

No Stockholder Action by Written Consent

The FREYR Delaware Amended and Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of FREYR Delaware must be effected at a duly called annual or special meeting of stockholders of FREYR Delaware, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

Special Meetings of Stockholders

The FREYR Delaware Amended and Restated Bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called only by (i) the board of directors, (ii) the chair of the board of directors, if there be one, or (iii) a stockholder, or group of stockholders holding more than twenty percent (20%) of the total voting power of the outstanding shares of the capital stock of FREYR Delaware issued and outstanding and entitled to vote on the matter for which such special meeting of stockholders is called if such stockholder, or group of stockholders, have dated, signed and delivered to the secretary a written demand for such special meeting of stockholders at least ninety (90) days prior to the proposed date for such special meeting of stockholders, describing each matter of business desired to be brought before the special meeting of stockholders, the reasons for conducting such business, the text of any proposal or business to be considered, and the information required by the notice provisions and of the Amended and Restated Bylaws.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholders’ share thereafter devolved by operation of law. Unless FREYR Delaware consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

Authorized but Unissued Shares

The authorized but unissued shares of FREYR Delaware Common Stock and preferred stock will be available for future issuance without any further vote or action FREYR Delaware stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of FREYR Delaware Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control over FREYR Delaware by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Approval Requirements

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation or bylaws requires a greater percentage. The DGCL does not specify a required vote for stockholder to amend a corporation’s bylaws and, therefore, the default voting standard set forth in a corporation’s bylaws will apply to votes to amend the bylaws unless the certificate of incorporation or bylaws provide otherwise. In addition, the DGCL provides that a board of directors may amend the bylaws without further stockholder action if authorized to do so by the corporation’s certificate of incorporation.

FREYR Delaware’s Amended and Restated Certificate of Incorporation provides that the affirmative vote of at least a majority of the entire board of directors or the affirmative vote of holders of at least two thirds (2/3) of the voting power of the shares entitled to vote at an election of directors will be required to adopt, amend, alter, or repeal the bylaws. In addition, FREYR Delaware’s Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote at an election of directors will be required to amend, alter, change or repeal, or to adopt any provision as part of the Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of certain provisions of the Amended and Restated Certificate of Incorporation, including those governing the limitation of liability of directors, indemnification of directors and officers, stockholders’ action by written consent, the amendment of FREYR Delaware’s Amended and Restated Bylaws by the board of directors, and the required stockholder vote for the amendment of the foregoing provisions. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of FREYR Delaware or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of FREYR Delaware. These provisions are designed to reduce FREYR Delaware’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for FREYR Delaware’s shares and, as a consequence, they also may inhibit fluctuations in the market price of Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Limitation of Personal Liability of Directors/Officers

The Amended and Restated Certificate of Incorporation, to the full extent permitted by the DGCL, will limit or eliminate the liability of FREYR Delaware directors made a party to any proceeding to FREYR Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the DGCL, no such elimination of liability is permitted (i) for any breach of the director’s duty of loyalty to FREYR Delaware or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful share purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

Forum Selection

The FREYR Delaware Amended and Restated Certificate of Incorporation and Bylaws provide that unless FREYR Delaware consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of FREYR Delaware, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of FREYR Delaware to FREYR Delaware or FREYR Delaware’s stockholders, (iii) any action asserting a claim against FREYR Delaware or any current or former director, officer, stockholder, employee or agent of FREYR Delaware arising out of or relating to any provision of the DGCL, the FREYR Delaware Amended and Restated Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against FREYR Delaware or any current or former director, officer, stockholder, employee or agent of FREYR Delaware governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Unless FREYR Delaware gives an Alternative Forum Consent, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of FREYR Delaware will be deemed to have notice of and consented to these forum selection provisions. The existence of any prior Alternative Forum Consent will not act as a waiver of FREYR Delaware’s ongoing consent right with respect to any current or future actions or claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and FREYR Delaware’s Amended and Restated Bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

We recognize that the forum selection clause in FREYR Delaware’s Amended and Restated Certificate of Incorporation and Bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in FREYR Delaware’s Amended and Restated Certificate of Incorporation and Bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF EXISTING WARRANTS

The following is a summary of some of the terms of the FREYR Delaware Public Warrants and FREYR Delaware Private Warrants. It does not purport to be complete.

As of December 29, 2023, 14,624,894 FREYR Delaware Public Warrants and 10,000,000 FREYR Delaware Private Warrants (inclusive of warrants issued in connection with the Business Combination in exchange for warrants issued upon the conversion of a working capital loan, entitling the holder thereof to purchase one (1) FREYR Lux Ordinary Share at a purchase price of $11.50 per share (the “FREYR Lux Working Capital Warrants”)) were outstanding. Immediately prior to the redomiciliation, the FREYR Lux Private Warrants and FREYR Lux Working Capital Warrants were governed by the same terms and provisions under an amended warrant agreement (as described below) and entitled the holders thereof to purchase one (1) Ordinary Share at a purchase price of $11.50 per share on the same terms and conditions as the FREYR Lux Private Warrants, and as such, we included the FREYR Lux Working Capital Warrants as FREYR Lux Private Warrants, and effective upon the redomiciliation, as FREYR Delaware Private Warrants.

Effective upon the redomiciliation, each outstanding FREYR Lux Public and Private Warrant (inclusive of the FREYR Lux Working Capital Warrants) became exercisable for one (1) FREYR Delaware Common Stock and FREYR Delaware assumed FREYR Lux’s rights and obligations thereto, on the same terms as those that governed these warrants immediately prior to the redomiciliation. Additionally, as further described below, each warrant of FREYR Lux held by EDGE Global became exercisable for one (1) Common Stock of FREYR Delaware effective upon the redomiciliation, on the same terms as those that currently governed these warrants immediately prior to the redomiciliation. The second amended warrant agreement, dated December 31, 2023 by and among Alussa, FREYR Lux, FREYR Delaware and Continental Stock Transfer and Trust Company (the “Amended Warrant Agreement”), is attached to this Annual Report on Form 10-K as Exhibit 4.3. You should review the copy of the Amended Warrant Agreement for a complete description of the terms and conditions applicable to the FREYR Delaware Public Warrants and FREYR Delaware Private Warrants.

Public Warrants

Each whole FREYR Delaware Public Warrant entitles the registered holder to purchase one FREYR Delaware Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of the transactions contemplated under the BCA, which took place on July 9, 2021 (the “Second Closing”). Pursuant to the Amended Warrant Agreement, a warrant holder may exercise its FREYR Delaware Public Warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The FREYR Delaware Public Warrants will expire five years after Second Closing, July 9, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

FREYR Delaware will not be obligated to deliver any Common Stock pursuant to the exercise of a FREYR Delaware Public Warrant and will have no obligation to settle such FREYR Delaware Public Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the FREYR Delaware Public Warrant is then effective and a prospectus relating thereto is current, subject to FREYR Delaware satisfying its obligations described below with respect to registration. No FREYR Delaware Public Warrant will be exercisable for cash or on a cashless basis, and FREYR Delaware will not be obligated to issue any shares to holders seeking to exercise their FREYR Delaware Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such FREYR Delaware Public Warrant will not be entitled to exercise such FREYR Delaware Public Warrant and such FREYR Delaware Public Warrant may have no value and expire worthless.

Once the warrants become exercisable, FREYR Delaware may redeem the outstanding warrants (excluding FREYR Delaware Private Warrants):

•in whole and not in part;

•at a price of $0.01 per warrant;

•upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period, to each warrant holder; and

•if, and only if, the last reported sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which FREYR Delaware sends the notice of redemption to the warrant holders.

FREYR Delaware established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the FREYR Delaware Public Warrant exercise price. If the foregoing conditions are satisfied and FREYR Delaware issues a notice of redemption of the FREYR Delaware Public Warrants, each warrant holder will be entitled to exercise his, her or its FREYR Delaware Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 FREYR Delaware Public Warrant exercise price after the redemption notice is issued. FREYR Delaware will not redeem the FREYR Delaware Public Warrants unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the FREYR Delaware Public Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the FREYR Delaware Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the FREYR Delaware Public Warrants become redeemable by FREYR Delaware, FREYR Delaware may not exercise its redemption right if the issuance of shares upon exercise of the FREYR Delaware Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification.

If FREYR Delaware calls the FREYR Delaware Public Warrants for redemption as described above, FREYR Delaware’s management will have the option to require all holders that wish to exercise FREYR Delaware Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their FREYR Delaware Public Warrants on a “cashless basis,” FREYR Delaware’s management will consider, among other factors, its cash position, the number of FREYR Delaware Public Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of its FREYR Delaware Public Warrants. In such event, each holder would pay the exercise price by surrendering the FREYR Delaware Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants (defined in the Amended Warrant Agreement), multiplied by the excess of the “fair market value” (defined in the Amended Warrant Agreement) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the FREYR Delaware Public Warrants, provided that in all cases, the exercise price shall correspond to at least the accounting par value of the Common Stock. If FREYR Delaware takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Stock to be received upon exercise of the FREYR Delaware Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a FREYR Delaware Public Warrant redemption. If FREYR Delaware’s management calls the FREYR Delaware Public Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrants holders been required to exercise their FREYR Delaware Public Warrants on a cashless basis, as described in more detail below.

A holder of a FREYR Delaware Public Warrant may notify FREYR Delaware in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such FREYR Delaware Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Stock outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding Common Stock is increased by a capitalization payable in Common Stock, or by a sub-division of Common Stock or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each FREYR Delaware Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a capitalization of a number of shares of Common Stock equal to the product of (i) the number of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) multiplied by (ii) one minus the quotient of (x) the price per FREYR Delaware Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of FREYR Delaware Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each FREYR Delaware Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the FREYR Delaware Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the FREYR Delaware Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of FREYR Delaware with or into another corporation (other than a consolidation or merger in which FREYR Delaware is the continuing corporation and that does not result in any reclassification or reorganization of FREYR Delaware’s issued and outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of FREYR Delaware as an entirety or substantially as an entirety in connection with which FREYR Delaware is liquidated and dissolved, the holders of the FREYR Delaware Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the FREYR Delaware Public Warrants and in lieu of FREYR Delaware’s Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the FREYR Delaware Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each FREYR Delaware Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Alussa in connection with redemption rights held by shareholders of Alussa as provided for in Alussa’s amended and restated memorandum and articles of association) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a FREYR Delaware Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the FREYR Delaware Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the FREYR Delaware Public Warrant within thirty days following public disclosure of such transaction, the FREYR Delaware Public Warrant exercise price will be reduced as specified in the Amended Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Amended Warrant Agreement) of the FREYR Delaware Public Warrant.

The FREYR Delaware Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of FREYR Delaware Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their FREYR Delaware Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the FREYR Delaware Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The Amended Warrant Agreement provides that the terms of the FREYR Delaware Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of FREYR Delaware Public Warrants.

Private Warrants and Working Capital Warrants

The FREYR Delaware Private Warrants (inclusive of FREYR Delaware Working Capital Warrants), including the Common Stock issuable upon exercise of the FREYR Delaware Private Warrants, were not transferable, assignable or salable until 30 days after Second Closing (except, among other limited exceptions to Alussa’s officers and directors and other persons or entities affiliated with the Sponsor) and they were not redeemable by FREYR Delaware and will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Otherwise, the FREYR Delaware Private Warrants have terms and provisions that are identical to those of the FREYR Delaware Public Warrants. If the FREYR Delaware Private Warrants are held by holders other than the Sponsor or their permitted transferees, the FREYR Delaware Private Warrants will be redeemable by FREYR Delaware and exercisable by the holders on the same basis as FREYR Delaware Public Warrants.

If holders of the FREYR Delaware Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants (defined in the Amended Warrant Agreement), multiplied by the excess of the “fair market value” (defined in the Amended Warrant Agreement) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

EDGE Global Warrants

Prior to the Business Combination, EDGE Global was granted two series of warrants (the “FREYR EDGE Warrants”) exercisable for shares of FREYR Legacy. The first series, 8,315,902 warrants exercisable until May 15, 2024 at an exercise price of NOK 1.44 per FREYR Legacy share was granted July 8, 2020. The second series, 3,838,401 warrants exercisable until September 20, 2025 at an exercise price of NOK 1.85 per FREYR Legacy share was granted on October 6, 2020. Each FREYR EDGE Warrant conferred an entitlement to subscribe for one ordinary share of FREYR Legacy. These FREYR EDGE Warrants were exchanged for 2,176,081 warrants of FREYR Lux, determined on the basis of a prescribed exchange ratio, with the exercise price of each of the 1,488,862 warrants of FREYR Lux received in exchange for the first series of FREYR EDGE Warrants being $0.95 and the exercise price of each of the 687,219 warrants of FREYR Lux received in exchange for the second series of FREYR EDGE Warrants being $1.22, each equal to the exercise price of the corresponding FREYR EDGE Warrant divided by a prescribed exchange ratio and converted to USD at a rate of 0.11848 USD per NOK. The terms of the warrants of FREYR issued in exchange for the FREYR EDGE Warrants were otherwise unchanged. These terms include a right for FREYR Lux, to settle the warrants received in exchange for the FREYR EDGE Warrants by cash payment of the fair market value (which shall correspond to at least the accounting par value of the FREYR Lux Ordinary Shares) and a right for EDGE Global to exercise the warrants received in exchange for the FREYR EDGE Warrants irrespective of any applicable vesting schedule.

Mr. Matrai, a FREYR Delaware director, and Mr. Jensen, the FREYR Delaware Executive Chairman and former FREYR Lux CEO, are co-owners of EDGE Global. On August 22, 2022, EDGE Global completed the transfer of all 3,241,906 Ordinary Shares it held at that time equally to each of Mr. Jensen and Mr. Matrai. On November 30, 2023, EDGE Global completed the transfer of 744,431 FREYR EDGE Warrants to Mr. Matrai, with the remaining 1,431,650 warrants still held in the name of EDGE Global. Consequently, an aggregate 1,431,650 shares of FREYR Delaware Common Stock subject to warrants exercisable within 60 days of July 9, 2021 are held by EDGE Global. Upon the effectiveness of the redomiciliation, the warrants of FREYR Delaware held by EDGE Global became exercisable for one (1) Common Stock of FREYR Delaware on the same terms as those that governed these warrants immediately prior to the redomiciliation.

Exchange Listing

The FREYR Delaware Warrants are currently listed on the NYSE under the symbol “FREY WS.”